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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of SCM Microsystems, Inc. on Form S-3 of our report dated February 22, 2002 (March 14, 2002 as to Note 17), appearing in the Annual Report on Form 10-K of SCM Microsystems, Inc. for the year ended December 31, 2001. We also consent to the inclusion in this Registration Statement of SCM Microsystems, Inc. on Form S-3 of our report dated February 22, 2002 (March 14, 2002 as to Note 17 and June 17, 2002 as to Notes 7 and 13) and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


San Jose, California
June 17, 2002